Exhibit 15.1
The following report is in the form that will be signed upon the completion of the transaction described in Basis of Presentation of Note A to the financial statements.
/s/ Ernst & Young LLP
San Antonio, Texas
October 24, 2005
October 20, 2005
The Board of Directors
Clear Channel Communications, Inc.
We are aware of the inclusion in the Registration Statement (Form S-1 No. 333-127375) of Clear Channel Outdoor Holdings, Inc. for the registration of ___shares of its Class A common stock of our report dated October 20, 2005 relating to the unaudited combined interim financial statements of Clear Channel Outdoor Holdings, Inc. for the nine-months ended September 30, 2005.
Ernst & Young LLP